PetLife Pharmaceuticals reports the First of Three Preclinical Studies in their pre-INAD Process for Vitalzul. Blue Scorpion Venom Toxicity Study Results Show No Adverse Reactions across Multiple Dosing Levels.

Jan 10, 2017

OTC Disclosure & News Service

Hancock, MD, Jan. 10, 2017 (GLOBE NEWSWIRE) -- PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, received the initial Acute Toxicity study results, part of the pre-INAD and FDA/CVM submission protocol.

This is a first of its kind study, confirming PetLife’s in-house research on Venenotherapy, with Blue Scorpion venom, having no toxic side effects.

As part of the pre-clinical study protocol, our Blue Scorpion venom formulation was evaluated in an Acute Toxicity study in mice (1). After administration for 14 days at 1X, 5X and 10X times dosing, the Blue Scorpion venom formulation was well tolerated and no adverse effects were observed at any of the dosing levels. All study animals gained weight as expected based on clinical observation and upon necropsy, there was no evidence to suggest any gross organ pathology.s

Preparations for the Cell Line and Pharmacokinetic (PK) and Pharmacodynamic (PD) studies are now underway. These studies are required to meet and file the INAD application with the FDA/CVM. PetLife anticipates completing these studies and filing the application within the next 6 months.

“We are excited to announce the stellar results of our first toxicity study with our partner InnoVision. This study sets the stage for the next steps in preparation for FDA/CVM submission of PetLife’s “Vitalzul™”, including upcoming Cell Line Studies and additional toxicity studies. Cell lines to be investigated include glioma, bladder and lung cancers, additionally, hematological malignancies will be studied” stated Dr. Salvagno, CEO of PetLife Pharmaceuticals.

PetLife’s 506 Private Placement Memorandum is available only to accredited investors.

(1) In partnership with InnoVision Therapeutics; VP, Research & Drug Development from InnoVision, Dr. Daniela Maslennikov

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology -- with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospects and performance. The Company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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